Exhibit 99.1

2015 • DILIGENT CORPORATION 1 HALF YEAR REPORT David Liptak Chairman Diligent Corporation Brain Stafford Chief Executive Officer Diligent Corporation CHAIRMAN AND CHIEF EXECUTIVE COMMENTARY The first half of 2015 was a period of significant progress for Diligent as we embark on our next growth phase. In the past six months, we continued to grow our strong cus-tomer base around the world. We increased our investments in our solutions and in inno-vation to deliver an even better experience to our customers and to help them achieve their business objectives and success. We strengthened our management team, and made additional organizational changes, to improve our ability to capitalize on our signifi-cant market opportunity. Finally, we met or exceeded each of the key financial targets we have established during the first half of the year. Our many accomplishments so far in 2015 reflect intense focus by our entire organization on strategic execution and service excellence, and as we enter the second half of the year, we believe we are in a strong position to achieve our full year 2015 financial and operating objectives. Half-Year 2015 Highlights In the first half of 2015, Diligent expanded our market share, achieved our growth targets, and increased our investments across our organization to drive our long term growth plan. Financial highlights from the year include: • Revenue: For the six months ended June 30, 2015, total revenue was $US 46.9 million, an increase of 19% compared with $US 39.5 million in the prior year, and up 23% on a constant currency basis.

CONTENTS Chairman and Chief Executive Commentary 1 PART I — Financial Information Item 1. Condensed Consolidated Financial Statements (Unaudited) Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations Item 3. Quantitative and Qualitative Disclosures About Market Risk Item 4. Controls and Procedures 4 4 33 53 54 PART II — Other Information Item 1. Legal Proceedings Item 1A. Risk Factors Item 2. Unregistered Sales of Equity Securities and Use of Proceeds Item 3. Defaults Upon Senior Securities Item 4. Mine Safety Disclosures Item 5. Other Information Item 6. Exhibits 56 56 56 56 56 56 56 56 2015

2015 • DILIGENT CORPORATION 1 HALF YEAR REPORT David Liptak Chairman Diligent Corporation Brain Stafford Chief Executive Officer Diligent Corporation CHAIRMAN AND CHIEF EXECUTIVE COMMENTARY The first half of 2015 was a period of significant progress for Diligent as we embark on our next growth phase. In the past six months, we continued to grow our strong cus-tomer base around the world. We increased our investments in our solutions and in inno-vation to deliver an even better experience to our customers and to help them achieve their business objectives and success. We strengthened our management team, and made additional organizational changes, to improve our ability to capitalize on our signifi-cant market opportunity. Finally, we met or exceeded each of the key financial targets we have established during the first half of the year. Our many accomplishments so far in 2015 reflect intense focus by our entire organization on strategic execution and service excellence, and as we enter the second half of the year, we believe we are in a strong position to achieve our full year 2015 financial and operating objectives. Half-Year 2015 Highlights In the first half of 2015, Diligent expanded our market share, achieved our growth targets, and increased our investments across our organization to drive our long term growth plan. Financial highlights from the year include: • Revenue: For the six months ended June 30, 2015, total revenue was $US 46.9 million, an increase of 19% compared with $US 39.5 million in the prior year, and up 23% on a constant currency basis.

2 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 • Regional Performance: In the Americas, Diligent generated revenue of $US 32.7 million in the ﬁrst half of 2015, which represented 16% growth over the prior year period and 70% of our total revenue. In EMEA (Europe, Middle East and Africa), revenue increased 21% and it accounted for 21% of total revenue. In Asia/Paciﬁc revenue increased 36% and it represented 9% of total revenue in the ﬁrst half of 2015. • Gross Proﬁt: Gross proﬁt for the six months ended June 30, 2015 was $US 37.6 million, an increase of 20% compared with $US 31.3 million in the prior year period. Gross mar-gin was 80.1% compared with 79.3% in the prior year. • Net Income: For the six months ended June 30, 2015, net income was $US 4.9 million, compared with $US 4.4 million in the prior year. Diluted earnings per share was $US 0.04, compared with $US 0.04 in the prior year period. • Cash Flow: The Company used $US 0.5 million in cash from operations and invest-ed $US 4.8 million in capital expenditures for the six months ended June 30, 2015. Diligent added over 350 new customers in the first six months of 2015, and in June we surpassed 100,000 contracted Diligent Boards users. We are proud of these strong results, and believe it is a testament to the value of our leading SaaS solution and our world-class customer service. As further support of Diligent’s value proposition and com-mitment to our customers’ success, our annual revenue retention rate including upsells into the existing customer base exceeded 100% for the first half of 2015. Diligent is widely recognized throughout the industry as a leader in customer service and support. Our customer success team is a perennial winner of prestigious industry awards, and most recently in June, Diligent won a Gold Stevie Award for 2014 Customer Service Team of the Year and a Silver Stevie Award for 2014 Customer Service Department of the Year. Executing on our Strategy We remain focused on our long-term vision, which is squarely aimed at expanding our leading market position by leveraging our differentiated software solutions and world-class customer service that deliver clear and measurable results to our customers. Our growth plan for the second half of 2015 and beyond is clear. First, we will seek to expand our already strong client base of over 3,300 customers, both by going deeper in our priority industries in established markets, and by driving penetration in newer markets. Second, we will seek to further expand our relationships with our existing customers, as we extend our focus beyond the boardroom. Third, we will offer new products as well as complementary solutions to our core Diligent Boards product. Finally, we will consider

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 3 strategic tuck-in acquisitions that allow us to expand our client relationships or extend our footprint. As part of these efforts, we will continue to make targeted investments in our sales force and marketing programs to increase our customer and prospect interactions and drive awareness of Diligent, and we will continue to invest in research and develop-ment to strengthen our technology platform and introduce new solutions to the market. Looking Forward Looking forward, we are excited about the strong foundation we have established for Diligent and the momentum we are building. Our technology platform is stronger than at any point in our history, our client base is larger, and we have a meaningful opportunity to continue gaining market share. We believe we are making the right investments today to drive increased growth and shareholder value over the long-term, and we are confident we will succeed as we are the clear leader in our market and have a strong track record of delivering best in class solutions to our customers. We are proud of what we have accomplished in the first six months of 2015, and we are excited about the future of Diligent. On behalf of the Diligent Board of Directors, we would like to thank our customers and shareholders for their ongoing support, and our global team members who consistently provide the highest levels of service excellence to our customers. Best regards, DAVID LIPTAK Chairman Diligent Corporation BRIAN STAFFORD Chief Executive Officer Diligent Corporation 2015

4 DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED)

Item 1. Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEETS	JUNE 30, 2015	JUNE 30, 2014
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)		
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$64,260	$61,661
Accounts receivable, net	7,704	1,664
Deferred commissions	1,478	1,320
Prepaid expenses and other current assets	3,626	2,388
Deferred tax assets	4,062	5,711
Income tax receivable	—	294
TOTAL CURRENT ASSETS	81,130	73,038
Property and equipment, net	12,662	10,563
Intangible assets, net	2,659	—
Deferred tax assets	6,181	3,156
Security deposits	821	824
Other non-current assets	535	—
TOTAL ASSETS	$103,988	$87,581
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY		
CURRENT LIABILITIES:		
Accounts payable	$3,134	$743
Accrued expenses and other liabilities	12,253	9,857
Income taxes payable	1,130	—
Deferred revenue	27,576	29,352
Obligations under capital leases	292	846
TOTAL CURRENT LIABILITIES	44,385	40,798
NON-CURRENT LIABILITIES:		
Deferred revenue, less current portion	12,486	11,222
Obligations under capital leases	—	340
Other non-current liabilities	2,978	4,999
TOTAL NON-CURRENT LIABILITIES	15,464	16,561
TOTAL LIABILITIES	59,849	57,359
COMMITMENTS AND CONTINGENCIES	—	—
REDEEMABLE PREFERRED STOCK:		
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized 30,000,000 shares issued and outstanding (liquidation value $4,665)	3,000	3,000
STOCKHOLDERS' EQUITY:		
Common Stock, $.001 par value, 250,000,000 shares authorized, 87,105,699 and 86,556,610 shares issued and outstanding	87	87
Additional paid-in capital	35,924	29,975
Retained earnings/ (accumulated deficit)	6,633	(2,771)
Accumulated other comprehensive loss	(1,505)	(69)
TOTAL STOCKHOLDERS' EQUITY	41,139	27,222
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$103,988	$87,581

See accompanying notes to condensed consolidated financial statements

2015 • DILIGENT CORPORATION HALF YEAR REPORT 5

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 1. Condensed Consolidated Financial Statements (continued)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,	
	2015	2014	2015	2014
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)				
Revenues	$24,103	$20,344	$46,930	$39,470
Cost of revenues (excluding depreciation and amortization)	4,936	4,399	9,332	8,179
GROSS PROFIT	19,167	15,945	37,598	31,291
OPERATING EXPENSES:				
Selling and marketing	5,501	3,099	9,283	6,256
General and administrative	6,061	6,418	11,981	12,708
Research and development	3,456	1,925	6,407	3,331
Depreciation and amortization	917	661	1,767	1,188
Investigation and restatement	—	137	—	916
TOTAL OPERATING EXPENSES	15,935	12,240	29,438	24,399
OPERATING INCOME	3,232	3,705	8,160	6,892
OTHER INCOME (EXPENSE), NET:				
Interest expense, net	(1)	(14)	(5)	(29)
Other income	51	—	76	—
Foreign exchange transaction (loss) gain	(236)	33	(192)	101
TOTAL OTHER (EXPENSE) INCOME, NET	(186)	19	(121)	72
INCOME BEFORE PROVISION FOR INCOME TAXES	3,046	3,724	8,039	6,964
Income tax expense	1,213	1,219	3,112	2,515
NET INCOME	$1,833	$2,505	$4,927	$4,449
Accrued preferred stock dividends	(82)	(82)	(165)	(170)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,751	$2,423	$4,762	$4,279
EARNINGS PER SHARE:				
Basic	$0.01	$0.02	$0.04	$0.04
DILUTED	$0.01	$0.02	$0.04	$0.04
WEIGHTED AVERAGE SHARES OUTSTANDING:				
Basic	117,018	116,554	116,966	116,502
DILUTED	122,453	120,671	122,338	120,421

2015

See accompanying notes to condensed consolidated financial statements

6 DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 1. Condensed Consolidated Financial Statements (continued)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,	
	2015	2014	2015	2014
(IN THOUSANDS)				
Net income	$1,833	$2,505	$4,927	$4,449
OTHER COMPREHENSIVE INCOMES (LOSS):				
Foreign exchange translation adjustment	288	108	(353)	(28)
COMPREHENSIVE INCOME	$2,121	$2,613	$4,574	$4,421

See accompanying notes to condensed consolidated financial statements

2015 • DILIGENT CORPORATION HALF YEAR REPORT 7

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 1. Condensed Consolidated Financial Statements (continued)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	SIX MONTHS ENDED JUNE 30, 2015					
	COMMON SHARES	COMMON STOCK	ADDITIONAL PAID-IN-CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL STOCKHOLDERS' EQUITY
		(IN THOUSANDS)				
Balance at January 1, 2015	86,896	$87	$32,631	$1,706	$(1,152)	$33,272
Comprehensive income				4,927	(353)	4,574
Share based compensation			3,498			3,498
Shares issued to the board of directors	38	—	160			160
Preferred stock dividend ($0.0055 per share)			(165)			(165)
Issuance of shares upon vesting of restricted stock units	222	—	—			—
Shares surrendered to fund withholding taxes	(50)	—	(186)			(186)
Tax deficiency realized from share-based compensation			(14)			(14)
Balance at June 30, 2015	87,106	$87	$35,924	$6,633	$(1,505)	$41,139

2015

See accompanying notes to condensed consolidated financial statements

8

DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 1. Condensed Consolidated Financial Statements (continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	SIX MONTHS ENDED JUNE 30,	
	2015	2014
(IN THOUSANDS)		
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net income	$4,927	$4,449
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:		
Deferred taxes	(799)	(2,149)
Depreciation and amortization	1,767	1,188
Share-based compensation	3,498	777
Other	(1)	—
CHANGES IN OPERATING ASSETS AND LIABILITIES:		
Accounts receivable	(6,018)	87
Deferred commissions	(134)	212
Prepaid expenses and other current assets	(389)	(451)
Other non-current assets	(99)	—
Accounts payable and accrued expenses	2,127	(1,073)
Income taxes receivable/payable	(385)	1,135
Deferred revenue	(4,018)	2,675
Other non-current liabilities	(951)	2,444
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	**(475)**	**9,294**
CASH FLOWS FROM INVESTING ACTIVITIES:		
Proceeds from maturity of short-term investments	—	12,497
Restricted cash-security deposits	10	(147)
Purchases of property and equipment	(2,343)	(2,671)
Capitalized software development costs	(2,426)	—
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	**(4,759)**	**9,679**
CASH FLOWS FROM FINANCING ACTIVITIES:		
Payment of preferred stock dividend	(335)	(359)
Payments of obligations under capital leases	(365)	(426)
Funding of withholding taxes for share-based compensation	(186)	—
Payments of obligations under software licensing agreements	—	(82)
NET CASH USED IN FINANCING ACTIVITIES	**(886)**	**(867)**
Effect of exchange rates on cash and cash equivalents	(429)	(28)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	**(6,549)**	**18,078**
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	**70,809**	**43,583**
CASH AND CASH EQUIVALENTS AT END OF PERIOD	**$64,260**	**$61,661**
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:		
CASH PAID DURING THE PERIOD FOR :		
Interest	$14	$39
Income taxes	$4,503	$3,350
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:		
Conversion of preferred stock to common stock	$—	$267
Accounts payable for property and equipment	$537	$852

See accompanying notes to condensed consolidated financial statements

2015 • DILIGENT CORPORATION HALF YEAR REPORT 9

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Notes to Condensed Consolidated Financial Statements

Note 1. Organization and nature of the business

Diligent Corporation ("we," "Diligent" or the "Company") is a Delaware corporation established in 2007 and listed on the NZX Main Board, a regulated New Zealand equities market. In December 2007, the Company, then named Diligent Board Member Services, Inc., completed an offshore public offering in New Zealand in connection with its listing on the NZX Main Board. In June 2015, the Company changed its name to Diligent Corporation. Diligent's corporate headquarters are located in New York, New York.

Diligent provides one of the world's most widely-used board portals. The Company develops and commercializes the Diligent Boards system, a secure software application available online, on iPad and Windows 8.1 supported devices. The application allows board members, leadership teams and administrative staff to simplify how board materials are produced, delivered, reviewed and voted on. The Company provides clients with subscription-based access to its software along with associated services, including securely hosting the clients' data, and customer service and support for the application.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited ("DBMS NZ"), which provides customer support and research and development services for the Company. The Company has a wholly-owned subsidiary in the United Kingdom, Diligent Boardbooks Limited ("DBL") and a wholly-owned subsidiary in Australia, Diligent Board Services Australia Pty Ltd. ("DBA"), which provide sales, marketing and customer support services in their respective regions. The Company's Singapore subsidiary, Diligent APAC Board Services Pte. Ltd. ("APAC") provides sales support in the Asia-Pacific region. The Company's subsidiary in Hong Kong, Diligent APAC Limited was established in 2012 to support the Company's Asia-Pacific sales and marketing and commenced operations during the first quarter of 2015. On February 4, 2014, the Company established a German subsidiary, Diligent Boardbooks GmbH ("DBG"), to offer dedicated, private data hosting solutions and data recovery support, primarily for European customers.

Diligent's consolidated financial statements are presented in U.S. dollars, which is the Company's functional and reporting currency.

2015

10 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) Note 2. Restatement In August, 2013, the Company announced that its historical financial statements for the years ended December 31, 2012, 2011 and 2010 and the quarter ended March 31, 2013 would be restated due to revenue recognition errors. The Company completed the restatement process in April of 2014. Costs for the restatement and re-audits incurred during the three and six months ended June 30, 2014 were $0.1 million and $0.9 million, respectively. There were no such costs incurred in 2015. These costs were comprised of professional fees incurred for accounting, auditing and consulting services. Note 3. Significant accounting policies Basis of Presentation The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements. The results of operations for the three and six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabili-ties and disclosure of contingent assets and liabilities at the date of the financial state-ments and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income and other taxes, including the realization of deferred tax assets and uncertain tax positions, and the useful lives of tangible and intangible assets. Actual results could differ from those estimates. Effective January 1, 2015, the Company began allocating facility and related costs and cer-tain costs associated with its Enterprise Resource Planning system to Cost of revenues, Selling and marketing, General and administrative, and Research and development. Previously such costs had been presented within General and administrative expenses. Such costs are allocated based on a department’s proportionate share of total employee

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 11 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) headcount. The Company also changed the presentation of sales-related incentive com-missions paid to account management personnel from Cost of revenues to Selling and marketing. The Company determined that these changes would better reﬂect industry practice and would provide more meaningful information as well as increased transparency of its operations. To conform the 2014 presentation to the current quarter’s presentation, $0.6 million was reclassiﬁed from General and administrative, of which $0.1 million was included in Costs of revenues, $0.4 million was included in Selling and marketing, and $0.1 million was included in Research and development for the three months ended June 30, 2014. For the six months ended June 30, 2014, $1.1 million was reclassiﬁed from General and administrative, of which $0.1 million was included in Costs of revenues, $0.8 million was included in Selling and marketing, and $0.2 million was included in Research and development. Such reclassiﬁcations had no effect on previously reported operating income, net income or retained earnings. Principles of Consolidation The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Cash and Cash Equivalents The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk. Fair Value of Financial Instruments The fair value of the Company’s accounts receivable, accounts payable and accrued expenses and other liabilities approximates book value due to their short term settlements. Property and Equipment Property and equipment consists of computer and office equipment, leasehold improve-ments and purchased internal-use computer software. Property and equipment are car-ried at cost, less accumulated depreciation and amortization and any impairment losses.

12 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) Depreciation and Amortization Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease, whichever is shorter. Amortization of internal-use computer software is computed on the straight-line method over its esti-mated useful life, which is three years. Expenditures for repair and maintenance costs are expensed as incurred. Impairment of Long-Lived Assets The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Measurement of an impair-ment loss for long-lived assets and certain identifiable intangible assets that manage-ment expects to hold and use is based on the fair value of the asset. An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Revenue Recognition The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and generally automatically renew unless the Company is notified 30 days prior to the expiration of the initial term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers. Revenue recognition commences when all of the following conditions are met: • There is persuasive evidence of the arrangement; • The service has been made available to the customer;

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 13 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) • The fee is fixed or determinable; and • The collectability of the fees is reasonably assured. Pursuant to the authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables, for a deliverable to qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly, it accounts for its arrangements as a single unit of accounting. Revenue from the Company’s subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to Diligent Boards. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in estimating expected customer life and specifically focused on its customer renewal rate. Diligent’s customer contracts con-tain a standard “autorenew” feature which provides for one-year renewals unless either party provides written notice of termination. In addition, Diligent’s renewal history with its customers has been and remains at very high rates. As a result, we believe that Diligent’s customers will renew numerous times during their tenure with us. Consequently, Diligent has had a very low annual attrition rate which historically has been less than 5.0%. After considering these factors, the Company determined that a nine year estimated customer life was appropriate as of June 30, 2015. The Company evaluates its estimated customer life on an annual basis. Deferred Revenue Deferred revenue represents installation and subscription fees for which cash has been received, but for which the Company has not yet delivered its services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in the consolidated balance sheet do not include amounts receivable (both billed and unbilled)

14 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) for executed subscription agreements for which the Company has not yet received pay-ment. Accordingly, the deferred revenue balance does not represent the total contract value of annual subscription agreements. Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expect-ed to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue. Accounts Receivable The Company generally invoices its customers on a quarterly or annual basis. Accounts receivable represents amounts due from Diligent’s customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on the age of the receivable, history of payments and other relevant information. At each of June 30, 2015 and December 31, 2014, the Company has recorded a provision for doubt-ful accounts of $0.1 million. Research and Development Research and development expenses are incurred as the Company upgrades and main-tains its software and evaluates and develops other potential applications. Such expens-es include compensation and employee benefits of engineering and testing personnel, including share-based compensation, materials, travel and direct costs associated with the design and required testing of the product line. Research and development also includes allocated indirect costs such as facility and related costs that are clearly related to research and development activities. Internal-Use Software Development Costs The Company begins to capitalize costs incurred for computer software developed for internal use when the preliminary development efforts are successfully completed, man-agement has authorized and committed to funding the project, and it is probable that the project will be completed and the software will be used as intended. Capitalization ceas-es when a computer software project is substantially complete and ready for its intended use. These costs are amortized over the estimated useful life of the related asset. Costs incurred prior to meeting these criteria are expensed as incurred and recorded in

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 15 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) research and development expense in the Company’s consolidated statements of income. Operating Leases The Company records rental costs, including costs related to fixed rent escalation claus-es and rent holidays, on a straight-line basis over the lease term. Income Taxes The Company files U.S. federal and state income tax returns. Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and lia-bilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded if it is considered more likely than not that some or all of a deferred tax asset may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The tax effects of an uncertain tax position taken or expected be taken in income tax returns are recognized only if it is “more likely than not” to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes the benefit of an uncertain tax posi-tion in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. The Company recognizes accrued inter-est and penalties related to uncertain tax positions in income tax expense. Foreign Exchange The Company’s wholly-owned subsidiaries, DBL, DBMS NZ, DBG and DBA, utilize the British Pound Sterling (GBP), New Zealand Dollar (NZD), Euro (EUR), and Australian

16 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) Dollar (AUD), respectively, as their functional currencies. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate compo-nent of accumulated other comprehensive income or loss. The functional currency of the Company’s Singapore subsidiary is the U.S. dollar. Transactions in foreign currencies are reported at the rates of exchange at the transac-tion date. Assets and liabilities are translated at the rates of exchange in effect at the bal-ance sheet date. All differences are recorded in results of operations. Share-Based Compensation The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recog-nizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and per-formance stock units is estimated using the market price of the Company’s common stock at the date of the grant and we recognize compensation expense for the portion of the award that is expected to vest. The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date perform-ance is satisfied or services are rendered by the non-employee. Segment Reporting Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operat-ing decision-maker (“CODM”), or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offering and the fact that the Company’s CODM, which is the Company’s Chief Executive Officer, monitors and reviews financial informa-tion at a consolidated level for assessing operating results and allocation of resources, management has concluded that the Company has one reportable operating segment.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 17 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) Net Tangible Assets per Security Diligent reports in New Zealand in US$ and according to US GAAP. US GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZX Main Board Listing Rules. Diligent is providing as supplemental information, Net Tangible Assets per share of $0.51 and $0.35 at June 30, 2015 and June 30, 2014, respectively. Earnings Per Share Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted aver-age number of common and preferred shares outstanding for the period. The preferred stockholders are entitled to participate on an “as converted basis” in any dividends paid on the Company’s common stock, and as such are considered participating securities to which earnings should be allocated using the two-class method. Diluted earnings per share reﬂects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, settled or converted into common stock, unless the effect is anti-dilutive. Stock options and employee share awards are included as potential dilutive securities for the applicable periods, except that 1.4 million stock options have been excluded for the three and six months ended June 30, 2015 and 1.2 million stock options have been excluded for the three and six months ended June 30, 2014, because their effect is antidilutive. 0.9 million and 0.3 million performance share units were also excluded as potential dilutive securities for the three and six months ended June 30, 2015 and 2014, respectively, as the performance criteria has not been met. 2015

18 DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Notes to Condensed Consolidated Financial Statements (continued)

The computation of shares used in calculating basic and diluted earnings per common share are as follows:

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,	
	2015	2014	2015	2014
(IN THOUSANDS)				
Basic weighted average common shares outstanding	87,018	86,554	86,966	85,554
Basic weighted average preferred shares outstanding	30,000	30,000	30,000	30,948
Basic weighted average shares outstanding	**117,018**	**116,554**	**116,966**	**116,502**
Dilutive effect of stock options	2,660	2,766	2,666	2,632
Dilutive effect of performance stock units	1,870	1,135	1,863	1,110
Dilutive effect of restricted stock units	905	216	843	177
DILUTIVE WEIGHTED AVERAGE SHARES OUTSTANDING	122,453	120,671	122,338	120,421

Recent Accounting Pronouncements

In May 2014, the FASB issued a new standard related to revenue recognition, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new standard will replace most of the existing revenue recognition standards in U.S. GAAP when it becomes effective. In July 2015, the FASB decided to delay the effective date by one year to January 1, 2018. Early adoption is permitted no earlier than 2017. The new standard can be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the change recognized at the date of the initial application in retained earnings. The Company is assessing the potential impact of the new standard on financial reporting and has not yet selected a transition method.

In April 2015, the FASB issued ASU No. 2015-05, "Customer's Accounting for Fees Paid in a Cloud Computing Arrangement." The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. Under application of this guidance, if a cloud computing arrangement includes a software license, the update specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. A customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. ASU No. 2015-05 is effective for 2016 and early adoption is allowed. The Company is currently assessing the impact of this update and the timing of adoption.

2015 • DILIGENT CORPORATION HALF YEAR REPORT 19

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Notes to Condensed Consolidated Financial Statements (continued)

Note 4. Intangible assets

During 2014 the Company acquired certain intangible assets. The Company's acquired intangible assets are comprised of the following:

(IN THOUSANDS)	JUNE 30, 2015	DECEMBER 31, 2014	WEIGHTED AVERAGE USEFUL LIFE
Domain names	$275	$275	5 years
Less: accumulated amortization	(42)	(15)	
DOMAIN NAMES, NET	$233	$260	

The related amortization expense of intangibles for the three and six months ended June 30, 2015 and 2014 was less than $0.1 million. The Company's estimate of future amortization expense for acquired intangible assets that exist at June 30, 2015 is as follows:

(IN THOUSANDS)	
July 1, 2015 to December 31, 2015	$28
2016	55
2017	55
2018	55
2019	40
TOTAL	$233

During the first quarter of 2015, the Company began to capitalize costs related to the development of a new SaaS collaboration tool, Diligent Teams. The project is expected to substantially complete by the third quarter of 2015. The amount of capitalized costs during the three and six months ended June 30, 2015 was $1.2 million and $2.4 million, respectively. No such costs were capitalized as of December 31, 2014.

Note 5. Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants. As of June 30, 2015 and December 31, 2014, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximated fair value due to the short-term nature of these instruments. ASC 820, Fair Value

20 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) Measurements and Disclosures, establishes a fair value hierarchy for input into valuation techniques as follows: i. Level 1 input - unadjusted quoted prices in active markets for identical instrument; ii. Level 2 input - observable market data for the same or similar instrument but not Level 1, including quoted prices for identical or similar assets or liabilities in markets that are active or not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and iii. Level 3 input - unobservable inputs developed using management’s assumptions about the inputs used for pricing the asset or liability. Level 1 inputs were utilized to determine the fair value of the Company’s investments in U.S. treasury bills, U.S treasury money market funds, and term deposits. Due to the short-term nature of these investments, which mature between 90 days and 365 days, amor-tized cost is used to estimate the fair value. At June 30, 2015, cash equivalents include investments in U.S. treasury money market funds and treasury bills totaling $9.0 million, which are carried at cost, which approxi-mates fair value. The fair value of money market funds was determined by reference to quoted market prices. At December 31, 2014, cash equivalents include investments in U.S. treasury money mar-ket funds and treasury bills totaling $32.5 million, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by refer-ence to quoted market prices. Note 6. Redeemable Preferred Stock In March 2009, the Company issued 30 million shares of Series A Preferred Stock for $0.10 per share in a private offering, providing aggregate gross proceeds of $3 million. Expenses relating to the share issuance were $0.1 million. The principal terms of the Preferred Shares are as follows: Dividend rights—The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, and other factors). The dividend, which is

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 21 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A. Preferred Stock of $0.10 per share—The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock. In addition to the 11% preferred dividend, the holders of the Preferred Shares are also entitled to participate pro rata in any dividend paid on the Company’s common stock. Conversion rights—The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an under-written share offering by the Company on a registered stock exchange which realizes at least $40 million of gross proceeds. Redemption rights—The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares. Any redeemed amounts will be paid in four equal quarterly install-ments commencing 60 days after the redemption request. Anti-Dilution Provision—In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion rate immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula. Liquidation preference—In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred Shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any accrued but unpaid dividends. Voting rights—Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors. Other provisions—For as long as not less than 15 million Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions without

22 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval). Accounting for Preferred Shares—If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments. The Company has evaluated the redemption, conversion and contingent conversion features of the Preferred Shares and determined that the embed-ded conversion option is not required to be bifurcated. Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; there-fore no beneficial conversion feature was recorded. However, if the Company were to pay Preferred Stock dividends by issuing PIK shares, the issuance of such PIK shares would result in a beneficial conversion feature if the fair value of the Company’s common stock at the dividend declaration date exceeds the per share conversion price of the Preferred Shares. The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. As noted above, the holders of the Preferred Shares may demand redemption at any time after 60 months from the date of issue. The carrying val-ue of the securities, which were initially recorded at their face value net of issuance costs, was increased to the redemption value over the period from the date of issuance to the earliest potential date of redemption. In 2015, the Company anticipates that accumulated unpaid dividends will be paid in cash on the Series A Preferred Stock. Accordingly, preferred stock dividends of $0.2 million for the six months ended June 30, 2015 are included in accrued expenses. In March 2014, Carroll Capital Holdings and Spring Street Partners, L.P. converted 889,219 and 1,777,904 shares of Series A Preferred Stock, respectively, to an equivalent number of shares of common stock. Note 7. Stock option and incentive plan On May 3, 2013, the Board adopted the Diligent Corporation 2013 Incentive Plan (the “Plan”), which was approved by the Company’s stockholders in June 2013. An aggregate of 15.5 million shares of the Company’s common stock may be issued pursuant to the

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 23 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) Plan to employees, directors and consultants of the Company and its affiliates as of June 30, 2015. The Company has reserved 4.1 million shares for issuance in connection with the replacement incentive awards issued in accordance with the former CEO Substitute Remuneration Package as discussed below. In April 2015, the shareholders’ approved an increase in the shares reserved for issuance under the Plan of 7,000,000. As of June 30, 2015 6.8 million shares were available for future issuances of awards under the Plan. Awards under the Plan may be made in the form of stock options (which may constitute incentive stock options or nonqualified stock options), share appreciation rights, restrict-ed shares, restricted share units, performance awards, bonus shares and other awards. In addition, certain awards under the Plan may be denominated or settled in cash, includ-ing performance awards. The Company’s standard remuneration package for non-executive directors consists of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component. The total value of the standard remuneration package is $0.1 million per annum, of which 38% is payable in cash and the remainder in common stock. In December of 2012 the Company’s Board of Directors authorized a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine whether they were in accordance with the relevant incentive plans. The Special Committee found that three option awards—one under the 2007 Plan, and two under the 2010 Plan—exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. Specifically, a 2009 award to the former Chief Executive Officer (CEO) exceeded the cap in the 2007 Plan by 1.6 million shares, a 2011 award to the former CEO exceeded the cap in the 2010 Plan by 2.5 million shares, and a 2011 award to another officer exceeded the cap in the 2010 Plan by 250 thousand shares. In May 2013, the Company and the Company’s former CEO entered into a Replacement Grant Agreement providing for the cancellation of the affected stock options and the issuance of a replacement award, which was to become effective upon the occurrence of certain future events.

24 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) On June 12, 2013, the Company entered into an agreement with respect to the options for 250 thousand shares issued to the other officer in excess of the applicable plan cap, under which the 250 thousand options were cancelled, the vesting schedule for the remaining nonvested options were extended over a four and a half year period, and replaced with 150 thousand Restricted Stock Units, with graded vesting over four and a half years. The modiﬁcation of this award resulted in additional expense of $66 thousand, which was to be recognized on a graded basis through December 2017. On December 23, 2013, the Company and the former CEO entered into an Amendment to Replacement Grant Agreement which finalized the terms of the incentive compensa-tion package to be provided to the Company’s former CEO in substitution for certain awards that exceeded the applicable plan caps. Under the terms of the Amendment to Replacement Grant Agreement, on December 23, 2013 (the “Grant Date”), the former CEO’s fully vested option to purchase 2.4 million shares of the Company’s common stock for an exercise price of U.S. $0.14 per share was cancelled to the extent it was in excess of the applicable plan cap, consisting of 1.6 million of such shares. In exchange for the cancellation of the relevant portion of the award, the former CEO received: • An option to purchase 1.6 million shares of common stock having an exercise price of U.S. $2.79, which was the Company’s closing price per share expressed in U.S. dollars on the last trading day on the NZX Main Board immediately prior to the Grant Date (the “Exercise Price”) of December 23, 2013. The option vested on December 31, 2013, and will have a term of ten years from the Grant Date. • A performance cash award of U.S. $4.2 million, determined based on 1.6 million mul-tiplied by the excess of the Exercise Price of U.S. $2.79 over U.S. $0.14. The former CEO’s right to receive such cash award was contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014 and his continued employment through such date. This revenue target was achieved and the cash award will be paid in three equal annual installments. The first installment in the amount of $1.4 million was paid in August 2014, the second installment was paid in the first quarter of 2015 and the final installment will be paid in the first quarter of 2016, or, if earlier, upon a change in control of the Company or the former CEO’s separation from service. Effective March 31, 2015, the former CEO

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 25 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) became the Company’s Chief Product Strategy Officer. Any payment due on any installment date will be proportionally reduced if the sum of the Company’s stock price plus dividends for a measurement period prior to each payment date falls below 75% of the Exercise Price. In addition, the former CEO held an option to purchase 3 million shares of the Company’s common stock for an exercise price of U.S. $0.82 per share, which remained subject to vesting. Under the terms of the Amendment to Replacement Grant Agreement, the Company cancelled the portion of such option in excess of the applicable plan cap, con-sisting of 2.5 million of such shares. In exchange for the cancellation of the relevant por-tion of the award, the former CEO received: • Performance share units (“PSUs”) for 2.25 million shares of common stock issuable contingent on Diligent achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Effective June 30, 2014, the Company’s rev-enues met the performance requirement of at least seven percent (7%) growth over the performance period as compared to the period from July 1, 2012 through June 30, 2013. The PSUs were determined to be earned and the award will vest in four equal installments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018. The delivery dates for the vested performance shares will be 50% in 2018 and 50% in 2019 or, if earlier, upon a change in control of the Company or the former CEO’s separation from service. • PSUs for up to 250 thousand shares of common stock contingent on Diligent achieving either at least 15% fully diluted EPS growth (adjusted to exclude stock-based compensation expense and extraordinary items) or 15% total stockholder return (“TSR”) growth in four one-year measurement periods beginning April 1, 2013 (the “Level 2 PSU Agreement”). TSR growth is measured based on Diligent’s stock price performance during the 20 trading days prior to the relevant measurement date. The Level 2 PSU Agreement provides that 62.5 thousand shares of common stock (the “Level 2 Performance Shares”) will be earned in each year for which the applicable target is met, with the additional opportunity to earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target. The delivery dates for the vested performance shares will be in 2018 or, if earlier, upon a change in control of the Company or the former CEO’s separation from service.

26 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) On March 31, 2015, the Company and the former CEO entered into a Deferred Share Award Agreement (the “Deferred Share Award Agreement”) to give effect to the Company’s agreement that the former CEO would have been eligible to receive the first tranche of the Level 2 Performance Shares pursuant to the Level 2 PSU Agreement, after giving effect to the restatement of the Company’s financial statements. The Company calculated a new baseline EPS for the period beginning April 1, 2013 through March 31, 2014 using post-restatement amounts (the “New Baseline EPS”) and concluded that the former CEO earned the first tranche of 62,500 shares of common stock, based on the achievement of 15% growth of fully diluted EPS during the period from April 1, 2013 through March 31, 2014. The agreement to utilize the New Baseline EPS is considered an award modification and triggers a revaluation of the Level 2 Performance Shares on the modification date, which in this instance was March 31, 2015. Consequently, the Company revalued the Level 2 Performance Shares and is expensing the Level 2 Performance Shares based on the grant date fair value of the original award plus the incremental fair value of the modified award. The incremental expense associated with the revaluation of the Level 2 Performance Shares resulted in an additional expense of $0.3 million to be recognized over their original expected vesting dates. In connection with the entry into an employment agreement with the Company’s new CEO, and an amendment to the employment agreement of its former CEO, now its Founder and Chief Product Strategy Officer, on March 31, 2015, the Company granted PSUs providing for the issuance of up to an aggregate of 675 thousand shares of com-mon stock, with a grant date fair value of $2.7 million, to the new CEO and the Chief Product Strategy Officer. The shares of common stock underlying the PSUs are issuable contingent on the Company achieving revenue thresholds based on reported revenue over a trailing 12 month period measured at each quarter end date beginning on March 31, 2015 and ending on March 31, 2021. There are four performance thresholds and the performance share units will vest 25% upon the achievement of each perform-ance threshold. The Company has determined that all four of the performance measures are probable to be met within the next four years and has begun recording compensa-tion expense for each tranche on a graded basis from the grant date through the date each threshold is expected to be achieved. Vesting periods for the above mentioned PSUs range from one year to approximately four years.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 27 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) The liability for the performance cash award of $1.4 million is recorded in accrued expenses and other current liabilities on the Consolidated Balance Sheets as of June 30, 2015. The Company recorded compensation expense of $0.3 million in the second quar-ter and $0.7 million during the first six months of 2015 and $1.3 million in the second quarter and $2.7 million during the first six months of 2014 relating to the replacement award. The expense associated with all PSUs are expected to result in compensation expense of $1.0 million for the remainder of 2015, $1.4 million in 2016, $0.7 million in 2017, and $0.2 million in 2018. The vesting of the options, performance cash award and PSUs described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability or termination without cause or resignation for good reason. On June 20, 2014, the Company agreed to issue 1,120,000 stock options to executives and employees under the 2013 Plan. These options vest 25% per year over the next four years, as long as such executive or employee remains in the employ of the Company on each vesting date. On September 15, 2014, the Company agreed to issue 250,000 options to an executive of the Company under the 2013 Plan. These options vest in two equal installments on September 15, 2015 and September 15, 2016, as long as such executive remains in the employ of the Company on each vesting date. On June 29, 2015, the Company agreed to issue 240,000 stock options to an officer under the 2013 Plan. These options vest 25% per year over the next four years, as long as such officer remains in the employ of the Company on each vesting date. 2015

28 DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Notes to Condensed Consolidated Financial Statements (continued)

A summary of stock option activity for the six months ended June 30, 2015 is as follows:

	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM
	(IN THOUSANDS)		
Outstanding at January 1, 2015	6,553	$2.31	
Granted	240	$3.84	
Exercised	—	$—	
Cancelled	—	$—	
Forfeited	(100)	$3.85	
Outstanding at June 30, 2015	6,693	$2.34	7.0 years
Exercisable at June 30, 2015	4,863	$1.81	6.4 years
OPTIONS EXPECTED TO VEST	6,358		

Performance Stock Units

As noted above, in 2013, the Company issued PSUs to its former CEO as part of his substitute compensation package and in 2015 to its new CEO and its Chief Product Strategy Officer. A summary of PSU activity for the six months ended June 30, 2015 is as follows:

	PERFORMANCE STOCK UNITS	WEIGHTED AVERAGE GRANT DATE FAIR VALUE PER SHARE
(IN THOUSANDS)		
Nonvested at January 1, 2015	2,500	$2.79
Granted	675	$4.05
Vested	(625)	$2.79
Forfeited	—	$—
NONVESTED AT JUNE 30, 2015	2,550	$3.12

The Company estimates the fair value of the PSU's as of the grant date utilizing the closing price of its common stock on that date.

Restricted Stock Units

On June 20, 2014, the Company issued 846,000 RSUs to executives and employees under the 2013 Plan. These RSUs, which vest 25% per year over the next four years, as long as such executive or employee remains in the employ of the Company on each vesting date, have a grant date fair market value of $3.84 per share for an aggregate of $3.2 million of share-based compensation to be recognized over the vesting period.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 29 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) On March 31, 2015, the Company issued an aggregate of 675,000 RSUs to its new CEO and to its Chief Product Strategy Officer under the Plan. These RSUs, which vest 25% per year over the next four years for the Chief Product Strategy Officer and 25% after 9 months and 25% each year commencing with the second anniversary of the date of grant for the new CEO, as long as each remains in the employ of the Company on each vesting date. These awards have a grant date fair market value of $4.05 per share for an aggregate of $2.7 million of share-based compensation to be recognized over the vest-ing period. On June 29, 2015, the Company issued 120,000 RSUs to an officer of the Company under the Plan. These RSUs, which vest 25% per year over the next four years, as long as such officer remains in the employ of the Company on each vesting date. These awards have a grant date fair market value of $3.84 per share for an aggregate of $0.5 million of share-based compensation to be recognized over the vesting period. A summary of RSU activity is as follows: (IN THOUSANDS) The Company estimates the fair value of the RSUs as of the grant date utilizing the clos-ing price of its common stock on that date. For the three months ended June 30, 2015, the Company recognized aggregate share-based compensation expense related to stock options, PSUs and RSUs of $0.4 million, $0.6 million and $0.9 million, respectively. For the three months ended June 30, 2014, the Company recognized aggregate share-based compensation expense related to stock options, PSUs and RSUs of $(0.5) million, $0.2 million and $0.1 million, respectively. For the six months ended June 30, 2015, the Company recognized aggregate share-based com-pensation expense related to stock options, PSUs and RSUs of $1.0 million, $1.1 million and $1.4 million, respectively. For the six months ended June 30, 2014, the Company recog-nized aggregate share-based compensation expense related to stock options, PSUs and WEIGHTED AVERAGE RESTRICTEDGRANT DATE FAIR STOCK UNITSVALUE PER SHARE 1,055 882 (221) (58) Nonvested at January 1, 2015 Granted Vested Forfeited $4.17 $4.03 $3.93 $3.85 NONVESTED AT JUNE 30, 2015 1,658 $3.96

30 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) RSUs of $(0.2) million, $0.5 million and $0.2 million, respectively. At June 30, 2015, there was $9.9 million of unrecognized share-based compensation expense which includes $1.8 million for stock options, $3.4 million for PSUs and $4.7 million for RSUs. The weight-ed average period for this cost to be recognized is 1.20 years. Such amounts do not include any impact of the former CEO performance cash award. Note 8. Income taxes Income tax expense is provided on an interim basis based upon management’s estimate of the annual effective tax rate. The income tax provision for the three and six months ended June 30, 2015 provides income taxes at an effective rate of 40% and 39%, respec-tively. The Company recorded a net income tax provision for the three months and six months ended June 30, 2014 based on an effective tax rate of 33% and 36%, respectively. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone significant changes in stock ownership. Beginning in 2013, the Company’s annual net operating loss carryforward is subject to a limitation of approximately $0.4 million to offset expected taxable income until expiration of the carry-forwards. Based on this limitation, the Company expects that approximately $4.9 million of its total net operating loss carryforwards will expire unutilized in 2029. A full valuation allowance had previously been provided on the related deferred tax asset, and therefore the deferred tax asset and valuation allowance relating to the net operating loss carryfor-wards expected to expire unutilized were written off. Diligent and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company’s U.S. feder-al and state income tax returns for the tax years 2011 and forward are open for examina-tion by the taxing jurisdictions. The Company’s foreign income tax returns are open for examination by the local taxing jurisdictions for the following years: New Zealand — 2009 and forward; U.K. — 2011 and forward; Australia — 2009 and forward. Note 9. Contingencies Sales tax risk States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 31 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) that may change over time. In particular, the applicability of sales taxes to our subscription services in various jurisdictions is unclear. The Company’s cumulative provisions as of June 30, 2015 and December 31, 2014 were $2.2 million and $2.1 million, respectively, with respect to sales and use tax liabilities in various states and local jurisdictions. It is possible that the Company could face sales tax audits and that its liability for these taxes could exceed our estimates as state tax authorities could assert that we are obligated to collect additional amounts as taxes from our customers and remit such taxes to those authorities. The Company could also be subject to audits with respect to states and international juris-dictions for which it has not accrued tax liabilities. A successful assertion that the Company should be collecting additional sales or other taxes on its services in jurisdic-tions where we have not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing the Company’s application or otherwise harm our business and operating results. Litigation and claims In the ordinary course of business, Diligent is a party to pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, man-agement is of the opinion that the final outcome will not have a material effect on the Company’s financial position, results of operations or cash flows. NZX Main Board Listing Rules On June 13, 2014, New Zealand time, the Company received notification from the NZX Limited (“NZX”) in respect to alleged breaches of the NZX Main Board Listing Rules for the delayed release of the 2013 annual report, the 2013 full year preliminary announce-ment and the 2013 interim report. The notification informed the Company that the NZX has determined to refer the Company’s alleged breaches to the NZ Markets Disciplinary Tribunal. Any actions by the NZX Limited, and any action taken by the NZ Markets Disciplinary Tribunal, does not foreclose the risk of litigation or other regulatory actions relating to the historical instances of non-compliance identified. Due to the instances of non-compliance, the Company may be subject to an increased risk of regulatory actions, claims or litigation, the defense of which would require the Company’s management to devote significant attention and to incur significant legal expense and which could require us to pay substantial judgments, settlements, fines or other penalties.

32 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Notes to Condensed Consolidated Financial Statements (continued) In September 2014 the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Main Board Listing Rules by the Company relating to the delayed reports described above. The settlement provided for the payment of fines and costs by the Company, consisting of NZ $100 thousand ($79 thousand USD) as a penalty to the NZX Discipline Fund and NZ $4 thousand ($3 thousand USD) towards the cost of NZXR. These amounts have been paid as of December 31, 2014. In June 2015, the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Main Board Listing Rules by the Company relating to the Company not having the required minimum of two New Zealand resident directors from the period of April 9, 2015 to April 29, 2015. The settlement provided for the payment of NZ $1 thousand ($1 thousand USD) towards the cost of NZX and the cost of the tribunal which is yet to be determined.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 33 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes that appear elsewhere in this Half Year Report. This discussion contains a number of forward-looking statements, all of which are based on our current expectations and all of which could be affected by uncertainties and risks. Certain amounts from the prior period have been reclassified to conform to the current period presentation. Our actual results may differ materially from the results contemplated in these forward-looking statements as a result of many factors including, but not limited to, those described under “Risk Factors” in Part I, Item 1A of the 2014 Form 10-K. Overview We develop and commercialize Diligent Boards, a secure software application available online and compatible with iPad and Windows 8.1 supported devices. Diligent Boards is one of the world’s most widely used board portals, allowing board members, leadership teams and administrative staff to simplify how board materials are produced, delivered, reviewed and voted on. We provide clients with subscription-based access to our soft-ware along with associated services, including securely hosting the clients’ data, and customer service and support for the application. Our goal is to help companies streamline the creation and delivery of board materials through an easy-to-use and secure online software platform. Key elements of our strate-gy include: • • Strengthening the existing product and offering new functionality, Further building our existing client base through geographic expansion and new client acquisition, Deepening relationships with our existing client base, and Minimizing client cancellations by offering superior customer service and support. • • We use the Software-as-a-Service (“SaaS”) model to distribute Diligent Boards to the market and maintain the security and integrity of our clients’ data. Under this model, we offer annual renewable subscriptions for client access to our Diligent Boards service which is hosted on our servers held in a secure data center, and offer a complete suite of related services including training, support, data migration and data security/backup.

34 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) The SaaS model allows us to differentiate our product through technological innovation and client service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows clients to retain control over access to the application while outsourcing to us the support activities, such as managing the IT infrastructure and maintaining the software. We began developing components of Diligent Boards in 1998, culminating in the roll-out of an international sales team in 2007. On December 12, 2007 we completed an offshore offering of 24,000,000 shares of our common stock in conjunction with a listing of our stock on the NZX Main Board under the symbol “DIL.” As a result, we are subject to the regulation and reporting requirements imposed by the NZX. While our common stock trades on a periodic basis on the over-the counter bulletin board (“OTCBB”), there is no established public trading market for our common stock in the United States. However, because Diligent is a U.S. company incor-porated in Delaware with over 500 shareholders, it is also treated as a public company in the United States and is subject to the reporting and regulatory requirements of the SEC and the Securities Exchange Act of 1934. We are subject to the NZX Main Board Listing Rules, New Zealand securities and financial reporting laws and United States securities laws and regulations applicable to a U.S. public company not listed on a U.S. national securities exchange. Our need to comply with both New Zealand and U.S. regu-latory regimes increases the focus we must place on compliance as well as the cost of compliance. In February 2015, we announced that we plan to introduce a new SaaS collaboration solution called Diligent Teams during the third quarter of 2015. In 2014, we more than doubled our research and development headcount, partially due to our exploratory work on the design of the Diligent Teams product. During the first six months of 2015, we have continued to increase our investment in research and development, and plan on continu-ing such investment. Diligent Teams will begin to have beta users in the third quarter of 2015. There can be significant time lags and unexpected development costs incurred between initial beta releases and the commercial availability of new products. While we are enthusiastic about the planned launch of Diligent Teams and believe that the product will be welcomed by many of our existing clients and new clients, Diligent Teams may not be introduced on our expected timetable, or meet with commercial success.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 35 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Critical Accounting Policies and Estimates The Company’s critical accounting policies and estimates are consistent with those dis-closed in our 2014 Form 10-K, except that the Company has begun to capitalize costs associated with the application development stage of a project and will begin amortizing those costs when the software is ready for use and placed in service (see “Note 3— Significant Accounting Policies—Internally Developed Software” to our condensed con-solidated financial statements contained in this Half Year Report). The Company also considers the reclassification of certain indirect costs within the condensed consolidated statements of income to be a change in accounting presentation. For further information about the reclassification refer to “Note 3—Significant Accounting Policies—Basis of presentation” to our condensed consolidated financial statements contained in this Half Year Report. Revenue Recognition The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally at least one year in length. Its arrangements do not include a general right of return and generally automatically renew unless the Company is notified 30 days prior to the expiration of the subscription term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers. Revenue recognition commences when all of the following conditions are met: • • • • There is persuasive evidence of the arrangement; The service has been made available to the customer; The fee is fixed or determinable; and The collectability of the fees is reasonably assured. Pursuant to the authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables, for a deliverable to qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly it accounts for its arrangements as a single unit of accounting.

36 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Revenue from our subscription service is recognized on a daily basis over the subscrip-tion term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to the Diligent Boards product. Revenue is recorded ratably through the end of the subscription term, which is generally at least twelve months from the date of the contract. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropri-ate factors to be considered in estimating expected customer life and speciﬁcally focused on its customer renewal rate. Normally, the Company’s customer contracts contain a stan-dard “autorenew” feature which provides for one-year renewals unless either party pro-vides written notice of termination. In addition, the Company’s renewal history with its customers has been and remains at very high rates. As a result, the Company believes that its customers will renew numerous times during their tenure with the Company and conse-quently have a very low annual attrition rate. After considering these factors, the Company determined that a nine year estimated customer life was appropriate. Deferred Revenue Deferred revenue represents installation and subscription fees for which cash has been received but for which we have not yet delivered our services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in our con-solidated balance sheet do not include amounts receivable (either billed or unbilled) for executed subscription agreements for which we have not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual subscription agreements. Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expect-ed to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue. The Company also discloses gross deferred revenue which consists of deferred revenue and installation and subscription fees which have been billed to the customer pursuant to an executed subscription agreement but for which payment has not yet been received

2015 • DILIGENT CORPORATION HALF YEAR REPORT 37

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

and the criteria for the recognition of revenue has not yet been met. As a result of our subscription-based model and historically high renewal rates, at the end of any period, we generally have subscription contracts in place for a significant percentage of our total revenues for the next 12 months and therefore we believe it is useful to the users of our consolidated financial statements to disclose gross deferred revenues.

Accounts receivable

The Company generally invoices its customers on a quarterly or annual basis. Accounts receivable represents amounts due from our customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management's assessment of amounts considered uncollectable for specific customers based on the age of the receivable, history of payments and other relevant information. At each of June 30, 2015 and December 31, 2014, the Company has recorded a provision for doubtful accounts of $0.1 million. The Company also discloses gross accounts receivable which consists of all billings to customers for installation and subscription fees.

The reconciliation of gross accounts receivable and deferred revenue to net accounts receivable and deferred revenue at June 30, 2015, is as follows:

	June 30, 2015		
	Gross	Adjustment (1)	Net
(IN THOUSANDS)			
Accounts receivables, net	$32,482	$(24,778)	$7,704
Deferred Revenue — current	$52,354	$(24,778)	$27,576
Deferred Revenue — less current portion	$12,486	$—	$12,486
Total deferred revenue	**$64,840**	**$(24,778)**	**$40,062**

The reconciliation of gross accounts receivable and deferred revenue to net accounts receivable and deferred revenue at December 31, 2014, is as follows:

	December 31, 2014		
	Gross	Adjustment (1)	Net
(IN THOUSANDS)			
Accounts receivables, net	$19,833	$(18,079)	$1,754
Deferred Revenue — current	$50,317	$(18,079)	$32,238
Deferred Revenue — less current portion	$12,138	$—	$12,138
Total deferred revenue	**$62,455**	**$(18,079)**	**$44,376**

(1) Represents installation and subscription fees which have been billed to customers but for which payment has not been received and the criteria for revenue recognition has not been met.

38 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Cost of Revenues and Operating Expenses Cost of Revenues (exclusive of depreciation and amortization). Cost of revenues consists of direct expenses related to hosting the Company’s cloud-based application, account management, customer support, data communication expenses, employee bonuses, share-based compensation, and salaries and beneﬁts of account management, customer support and network operations personnel. Costs of revenues also include allocated facili-ty and related costs and certain costs associated with the Company’s Enterprise Resource Planning system. We do not allocate depreciation and amortization to cost of revenues. Selling and Marketing. Selling and marketing expenses are comprised of sales commis-sions, salaries and benefits for sales and marketing employees, marketing program expenses, employee bonuses, share-based compensation and direct advertising expenses, including mailings and travel. Selling and marketing also includes allocated facility and related costs and certain costs associated with the Company’s Enterprise Resource Planning system. General and Administrative. General and administrative expenses consist of compensa-tion and related expenses, inclusive of employee bonuses and share-based compensa-tion, for executive, finance, accounting, administrative and legal personnel, professional fees, other corporate expenses. General and administrative also includes allocated facili-ty and related costs and certain costs associated with the Company’s Enterprise Resource Planning system. Research and Development. Research and development expenses are incurred as the Company upgrades and maintains Diligent Boards software and evaluates and develops Diligent Teams and other potential software applications. Such expenses include com-pensation and employee benefits of engineering and testing personnel, including share-based compensation, materials, travel and direct costs associated with the design and required testing of the product line. Research and development also includes allocated indirect costs such as facility and related costs that are clearly related to research and development activities. Restatement. Restatement costs include the costs related to the restatement of our finan-cial statements and re-audits of the years ended December 31, 2012, 2011 and 2010, which are comprised of audit, accounting and consulting fees.

2015 • DILIGENT CORPORATION HALF YEAR REPORT 39

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

Share-Based Compensation. Share-based compensation consists of stock, stock options and other share-based compensation awards issued to employees and contractors for services rendered. The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is estimated using the market price of the Company's common stock at the date of the grant and we recognize compensation expense for the portion of the award that is expected to vest.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Results of Operations for the Three Months Ended June 30, 2015

	THREE MONTHS ENDED JUNE 30,			
	2015	2014	INCREASE/ (DECREASE)	% CHANGE
		(IN THOUSANDS)		
REVENUES	$24,103	$20,344	$3,759	18%

The growth in total revenues of $3.7 million or 18% for the three months ended June 30, 2015 when compared to 2014 is primarily the result of an increase in new users of Diligent Boards, as well as our retention of existing customers. In the second quarter, our annual revenue retention rate, including upsells into the existing customer base, exceeded 100%. We calculate our annual revenue retention rate as of a period end by starting with the annual contract (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then calculate ACV from these same customers as of the current period end (Current Period ACV). Finally, we divide the aggregate Current Period ACV for the trailing 12- month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate. We have continued to add users each quarter since inception. During the three months ended June 30, 2015, the total number of users increased to over 100,000. The total number of client agreements (net of cancellations) was approximately 3,350 as of June 30, 2015, compared with approximately 2,600 at June 30, 2014. North America, EMEA (Europe, Middle East and Africa) and Asia/Pacific accounted for 60%, 23%, and 17%, respectively, of the contract value of new subscriptions added during the second quarter of 2015

40 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) and 63%, 18%, and 19%, respectively, of the contract value of new subscriptions added during the second quarter of 2014. Upgrades from existing customers, which represents the increase during the year in value from existing agreements due primarily to additional users being added to the agreement, represented 35% and 51% of the contract value of new subscriptions added for the three months ended June 30, 2015 and 2014, respectively. We recognize subscription revenue ratably over the contract period, which is generally at least twelve months. Accordingly, we expect that growth in subscription agreements will be reflected by increases in revenues over the next twelve months. Cost of Revenues and Operating Expenses INCREASE/ $4,936 $4,399 COST OF REVENUES (1) (1) Excluding depreciation and amortization Cost of revenues is comprised of account management, customer support and network operations personnel. The increase in costs of revenues is due to an increase in hosting fees, internet costs, share-based compensation and salaries, bonuses and other employ-ee costs of $0.2 million, $0.1 million, $0.1 million, and $0.1 million, respectively. Cost of revenues increased at a slightly lower rate than revenues due to subscription revenue outpacing the related cost of revenue, resulting in a gross margin of 80% for the three months ended June 30, 2015 compared to 78% for the three months ended June 30, 2014. INCREASE/ $5,501 $3,099 SELLING AND MARKETING THREE MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $2,402 78% % OF REVENUES 23% 15% THREE MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $537 12% % of REVENUES 20% 22%

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 41 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Selling and marketing expenses consist of $2.7 million of selling expense and $2.8 million of marketing expense. Selling and marketing expenses for the three months ended June 30, 2015 increased $1.1 million and $1.3 million, respectively, when compared to the same period in 2014. The increase in selling expenses of $1.1 million consists of $0.4 million in the U.S., $0.6 million in EMEA and $0.1 million in Australia. The increase in selling expenses was primarily due to increases to our sales staff headcount. The increase in marketing expenses of $1.3 million consists of $0.7 million in the U.S, $0.4 million in EMEA and $0.2 million in Asia/Pacific. The increase in marketing expenses was partly due to an increase in headcount resulting in an increase of salaries, bonuses and other employee costs of $0.2 million. Other increases included trades shows and events, direct market-ing costs and professional fees of $0.4 million, $0.4 million and $0.3 million, respectively. INCREASE/ $6,061 $6,418 GENERAL AND ADMINISTRATIVE The decrease in general and administrative expenses of $0.3 million in the second quar-ter of 2015 is primarily comprised of fluctuations within general and administrative expenses in the United States. There was a decrease for the period related to salaries, bonuses and other employee costs of $0.9 million due to certain executive bonuses being earned in the three months ended June 30, 2014 which were not earned in the same period of 2015. Other decreases included audit fees, state and local taxes, software and maintenance costs and other miscellaneous expenses of $0.8 million. $0.2 million, $0.1 million and $0.2 million, respectively. These decreases were offset by increases in share-based compensation, accounting fees, travel related costs and professional fees of $1.2 million, $0.2 million, $0.2 million and $0.2 million, respectively. INCREASE/ RESEARCH AND DEVELOPMENT $3,456 $1,925 THREE MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $1,531 80% % OF REVENUES 14% 9% THREE MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $(357) -6% % OF REVENUES 25% 32%

42 DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The increase in research and development expenses is primarily due to increased staffing driven by our development work in relation to Diligent Teams and upgrades and enhancements to Diligent Boards. From the period of June 30, 2014 to June 30, 2015 we had a net increase of 52 people in research and development. Of these 52 people, 41 were added in the U.S., of which 40 were additions to our new North Carolina Development Center, which currently focuses primarily on the development of our recently announced Diligent Teams product, and 1 was an addition to our New York staff. The remaining 11 people were additions to our New Zealand team. Worldwide salaries, wages, bonuses and employer related costs in the second quarter of 2015 were $0.6 million higher than in the second quarter of 2014. Employee share-based compensation costs increased by $0.6 million. The remaining increase relates to $0.1 million for rent and utility related costs and $0.2 million for other miscellaneous expenses. We expect that our increased investment in research and development will continue in the second half of 2015 as we prepare for the planned commercial launch of the Diligent Teams product in the third quarter of 2015. During the quarter ended June 30, 2015, $1.2 million of costs related to the development of our Diligent Teams product were capitalized and included in intangible assets in the condensed consolidated balance sheet.

	THREE MONTHS ENDED JUNE 30,			
	2015	2014	INCREASE/ (DECREASE)	% CHANGE
	(IN THOUSANDS)			
DEPRECIATION AND AMORTIZATION	$917	$661	$256	39%
% OF REVENUES	4%	3%		

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software. Net property and equipment increased $2.1 million from June 30, 2014 to June 30, 2015.

	THREE MONTHS ENDED JUNE 30,			
	2015	2014	INCREASE/ (DECREASE)	% CHANGE
	(IN THOUSANDS)			
INVESTIGATIONS AND RESTATEMENT	$—	$137	$(137)	-100%
% OF REVENUES	0%	1%

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 43 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) For the three months ended June 30, 2014, we incurred costs of $0.1 million related to the restatement of our financial statements. The majority of the costs relating to the restatement of our historical financial statements occurred during 2013 and the restate-ment was completed in April 2014. These costs included the re-audit of our financial statements for the years ended 2012, 2011 and 2010. We did not incur any such costs in 2015. INCREASE/ $(1) $(14) INTEREST EXPENSE, NET Interest expense, net, includes interest earned on our interest-bearing cash and cash equivalents and short-term investments, which was more than offset by interest expense on capital lease obligations. INCREASE/ FOREIGN EXCHANGE (LOSS) GAIN $(236) $33 Our U.S. and foreign operations have transactions with clients and suppliers denominat-ed in currencies other than their functional currencies, and the U.S. parent company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent company maintains a portion of its cash balances in foreign currencies, primarily the Canadian dollar (CAD), the New Zealand dollar (NZD), the British Pound (GBP) and the Australian dollar (AUD). Foreign exchange transaction gains and losses arise on the set-tlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. The net gain or loss is an accumulation of the effects of the foregoing transactions. The decrease during the three months ended June 30, 2015 when compared to the same period in 2014 is primarily due to the AUD strengthening against the NZD at a rate which resulted in losses on the settlement of THREE MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $(269) -815% % OF REVENUES -1% 0% THREE MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $13 93% % OF REVENUES 0% 0%

44 DILIGENT CORPORATION HALF YEAR REPORT • 2015

PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

intercompany receivables and on cash held in NZD. During the three months ended June 30, 2015 and 2014, we did not engage in any foreign currency hedging activities.

	THREE MONTHS ENDED JUNE 30,			
	2015	2014	INCREASE/ (DECREASE)	% CHANGE
	(IN THOUSANDS)			
INCOME TAX EXPENSE	$1,213	$1,219	$(6)	0%
EFFECTIVE TAX RATE	40%	33%		

Our income tax provision for three months ended June 30, 2015 and 2014 was 40% and 33%, respectively. The effective tax rate for the three months ending June 30, 2015 increased as compared to 2014 due to increases in the Company's uncertain tax positions and share-based compensation. The Company's effective tax rate for the three months ended June 30, 2015 and 2014 differs from the federal statutory rate primarily due to changes in state pretax income as well as local income taxes.

Results of Operations for the Six Months Ended June 30, 2015

	SIX MONTHS ENDED JUNE 30,			
	2015	2014	INCREASE/ (DECREASE)	% CHANGE
	(IN THOUSANDS)			
REVENUES	$46,930	$39,470	$7,460	19%

The growth in total revenues of $7.4 million or 19% for the six months ended June 30, 2015 when compared to 2014 is primarily the result of an increase in new users of Diligent Boards, as well as our retention of existing customers. For the six months ended June 30, 2015, our annual revenue retention rate, including upsells into the existing customer base, exceeded 100%. We calculate our annual revenue retention rate as of a period end by starting with the annual contract (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then calculate ACV from these same customers as of the current period end (Current Period ACV). Finally, we divide the aggregate Current Period ACV for the trailing 12- month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate. We have continued to add users each quarter since inception. During the six months ended June 30, 2015, the total number of users increased to over 100,000. The total number of client agreements (net of cancellations) was approximately 3,350 as of June 30, 2015, compared with approximately 2,600 at June 30, 2014. North America,

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 45 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) EMEA (Europe, Middle East and Africa) and Asia/Paciﬁc accounted for 57%, 26%, and 17%, respectively, of the contract value of new subscriptions added during the six months end-ed June 30, 2015 compared with 60%, 20%, and 20%, respectively, of the contract value of new subscriptions added during the six months ended June 30, 2014. Upgrades from existing customers, which represents the increase during the year in value from existing agreements due primarily to additional users being added to the agreement, represented 36% and 55% of the contract value of new subscriptions added for the six months ended June 30, 2015 and 2014, respectively. We recognize subscription revenue ratably over the contract period, which is generally at least twelve months. Accordingly, we expect that growth in subscription agreements will be reflected by increases in revenues over the next twelve months. Cost of Revenues and Operating Expenses INCREASE/ COST OF REVENUES (1) $9,332 $8,179 (1) Excluding depreciation and amortization Cost of revenues is comprised of account management, customer support and network operations personnel. The increase in costs of revenues is partly due to the increase in salaries, bonuses and other employee costs of $0.2 million. Other increases in cost of revenues were due to increases in share-based compensation, internet costs, hosting fees, software costs, travel expenses, recruiting fees and other miscellaneous expenses in the amount of $0.3 million, $0.2 million, $0.1 million, $0.1 million, $0.1 million, $0.1 million and $0.1 million, respectively. 2015 SIX MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $1,153 14% % OF REVENUES 20% 21%

46 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Cost of revenues increased at a slightly lower rate than revenues due to subscription rev-enue outpacing the related cost of revenue, resulting in a gross margin of 80% for the six months ended June 30, 2015 compared to 79% for the six months ended June 30, 2014. INCREASE/ $9,283 $6,256 SELLING AND MARKETING Selling and marketing expenses consist of $5.0 million of selling expense and $4.3 million of marketing expense. Selling and marketing expenses for the six months ended June 30, 2015 increased $1.7 million and $1.3 million, respectively, when compared to the same period in 2014. The increase in selling expenses of $1.7 million consists of $0.6 million in the U.S., $0.9 million in EMEA and $0.2 million in Australia. The increase in selling expenses was primarily due to increases to our sales staff headcount. The increase in marketing expenses of $1.3 million consists of $0.6 million in the U.S, $0.4 million in Asia/Pacific, $0.2 million in EMEA and $0.1 million in Australia. The increase in marketing expenses was partly due to an increase in headcount resulting in an increase of salaries, bonuses and other employee costs of $0.3 million. Other increases included trades shows and events, professional fees, direct marketing costs and other of $0.4 million, $0.3 million, $0.2 million and $0.1 million, respectively. INCREASE/ GENERAL AND ADMINISTRATIVE $11,981 $12,708 The decrease in general and administrative expenses of $0.7 million during the six months ended June 30, 2015 is primarily comprised of fluctuations within general and administrative expenses in the United States. There was a decrease for the period relat-ed to salaries, bonuses and other employee costs of $1.3 million due to certain executive bonuses being earned in the first six months of 2014 which were not earned in the same SIX MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $(727) -6% % OF REVENUES 26% 32% SIX MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $3,027 48% % OF REVENUES 20% 16%

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 47 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) period of 2015. Other decreases included audit fees, director fees, professional fees, state and local taxes, internet costs and other expenses of $0.4 million, $0.3 million and $0.3 million, $0.1 million $0.1 million and $0.1 million, respectively. These decreases were offset by increases in share-based compensation, filing fees, accounting fees, rent related costs, legal expenses and other of $1.2 million, $0.1 million, $0.1 million, $ 0.1 million, $0.1 million and $0.1 million, respectively. SIX MONTHS ENDED JUNE 30, INCREASE/ (DECREASE) 2015 2014 % CHANGE (IN THOUSANDS) $6,407 $3,331 $3,076 92% RESEARCH AND DEVELOPMENT % OF REVENUES 14% 8% The increase in research and development expenses is primarily due to increased staffing driven by our development work in relation to Diligent Teams and upgrades and enhancements to Diligent Boards. From the period of June 30, 2014 to June 30, 2015 we had a net increase of 52 people in research and development. Of these 52 people, 41 were added in the U.S., of which 40 were additions to our new North Carolina Development Center, which currently focuses primarily on the development of our recently announced Diligent Teams product, and 1 was an addition to our New York staff. The remaining 11 people were additions to our New Zealand team. Worldwide salaries, wages, bonuses and employer related costs in the ﬁrst six months of 2015 were $1.5 million higher than the comparable period in 2014. Employee share-based compensation costs increased by $0.9 million. The remaining increase relates to $0.2 million for recruiting costs, $0.2 million for rent and utility related costs. $0.1 million for software and mainte-nance fees, $0.1 million for internet costs and $0.1 million for other miscellaneous expens-es. We expect that our increased investment in research and development will continue in the second half of 2015 as we prepare for the planned commercial launch of the Diligent Teams product in the third quarter of 2015. During the first six months of 2015, 2015

48 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) $2.4 million of costs related to the development of our Diligent Teams product were capi-talized and included in intangible assets in the condensed consolidated balance sheet. SIX MONTHS ENDED JUNE 30, INCREASE/ (DECREASE) 2015 2014 % CHANGE (IN THOUSANDS) $1,767 $1,188 $579 49% DEPRECIATION AND AMORTIZATION % OF REVENUES 4% 3% The increase in depreciation and amortization is attributable to the net increase in prop-erty and equipment, consisting principally of computer equipment and computer soft-ware. Net property and equipment increased $2.1 million from June 30, 2014 to June 30, 2015. SIX MONTHS ENDED JUNE 30, INCREASE/ (DECREASE) 2015 2014 % CHANGE (IN THOUSANDS) INVESTIGATIONS AND RESTATEMENT $— $916 $(916) -100% 0% 2% % OF REVENUES As of June 30, 2014, we incurred costs of $0.9 million related to the audit committee investigation and restatement of our financial statements. The majority of the costs relat-ing to the restatement of our historical financial statements occurred during 2013 and the restatement was completed in April 2014. These costs included the re-audit of our finan-cial statements for the years ended 2012, 2011 and 2010. We did not incur any such costs in 2015. SIX MONTHS ENDED JUNE 30, INCREASE/ (DECREASE) 2015 2014 % CHANGE (IN THOUSANDS) $(5) $(29) $24 83% INTEREST EXPENSE, NET % OF REVENUES 0% 0%

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 49 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Interest expense, net, includes interest earned on our interest-bearing cash and cash equivalents and short-term investments, which was more than offset by interest expense on capital lease obligations. INCREASE/ $(192) $101 FOREIGN EXCHANGE GAIN (LOSS) Our U.S. and foreign operations have transactions with clients and suppliers denominat-ed in currencies other than their functional currencies, and the U.S. parent company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent company maintains a portion of its cash balances in foreign currencies, primarily the Canadian dollar (CAD), the New Zealand dollar (NZD), the British Pound (GBP) and the Australian dollar (AUD). Foreign exchange transaction gains and losses arise on the set-tlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. The net gain or loss is an accumulation of the effects of the foregoing transactions. The decrease during the six months ended June 30, 2015 when compared to the same period in 2014 is primarily due to the AUD strengthening against the NZD at a rate which resulted in losses on the settlement of intercompany receivables and on cash held in NZD. During the six months ended June 30, 2015 and 2014, we did not engage in any foreign currency hedging activities. INCREASE/ INCOME TAX EXPENSE $3,112 $2,515 2015 SIX MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $597 24% EFFECTIVE TAX RATE 39% 36% SIX MONTHS ENDED JUNE 30, 2015 2014 (DECREASE) % CHANGE (IN THOUSANDS) $(293) -290% % OF REVENUES 0% 0%

50 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Our income tax provision for six months ended June 30, 2015 and 2014 was 39% and 36%, respectively. The effective tax rate for the six months ending June 30, 2015 increased as compared to 2014 due to increases in the Company’s uncertain tax posi-tions and share-based compensation. The Company’s effective tax rate for the three months ended June 30, 2015 and 2014 differs from the federal statutory rate primarily due to changes in state pretax income as well as local income taxes. Liquidity and Capital Resources At June 30, 2015, our sources of liquidity consist of cash and cash equivalents of approx-imately $64.3 million. We have no long-term debt, except for obligations under capital leases and thus far, our financing costs have consisted principally of the annual dividend on the preferred stock and repayments of capital lease and software licensing obligations. On May 3, 2013 we entered into a definitive Replacement Grant Agreement with our former chief executive officer, in order to substitute certain equity awards that had exceeded the applicable limits in the Company’s historical equity inventive plans and would be cancelled, subject to shareholder approval of the terms of the substitute incen-tive compensation package and a new incentive plan. In June 2013, the substitute remu-neration package was approved by our stockholders, and on December 23, 2013 we and the former chief executive officer entered into an amendment to the Replacement Grant Agreement which fixed the terms of the incentive compensation package. In addition to stock options and performance shares, the amended Replacement Grant Agreement includes a performance fixed cash award of $4.2 million, which was earned as a result of our achievement of a specified growth in revenue over the performance period from July 1, 2013 through June 30, 2014. The award is payable in three installments of $1.4 million each, of which the first two payments were paid in the third quarter of 2014 and the first quarter of 2015 and the remaining payment will be paid in the first quarter of 2016.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 51 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) In order to minimize credit and market risk, we have invested $9.0 million of the Company’s cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. The remainder of our cash is held in vari-ous ﬁnancial institutions by the parent company and its subsidiaries based on our project-ed cash needs. To minimize our foreign currency exposure, we maintain funds in foreign currency bank accounts, based on projected foreign currency expenditures. Cash flows SIX MONTHS ENDED JUNE 30, 2015 2014 (IN THOUSANDS) Cash (used in) provided by: Operating activities Investing activities Financing activities $(475) $(4,759) $(886) $9,294 $9,679 $(867) Net Cash Flows from Operating Activities Cash used in operating activities for the six months ended June 30, 2015 increased com-pared with the six months ended June 30, 2014. The decline in operating cash ﬂow across periods was primarily due to the implementation of a new billing system which resulted in a delay in customer billings in the second quarter of 2015. The delayed billing cycle result-ed in changes in cash used in accounts receivable. The implementation of the new billing system is expected to be completed in the third quarter and the Company expects a return to a normalized cash collection cycle in future ﬁscal quarters. The decline in cash ﬂows across periods was also due to changes in deferred taxes, prepaid expenses and other current assets, deferred revenue and other non-current liabilities. Net Cash Flows from Investing Activities Cash used in investing activities in the first six months of 2015 primarily consists of pur-chases of property and equipment and the capitalization of software development costs. Cash provided by investing activities in the first six months of 2014 is due to the pro-ceeds from the maturity of short-term investments in the first six months of 2014.

52 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued) Net Cash Flows from Financing Activities Cash used in financing activities consist of payments under capital leases obligations of $0.4 million, dividends paid on the Company’s preferred stock of $0.3 million and fund-ing of withholding taxes for shared-based compensation of $0.2 million. The amount of cash used in financing activities during the first six months of 2015 was consistent with the comparable period in 2014. Recent Accounting Pronouncements See “Note 3—Significant Accounting Policies—Recent Accounting Pronouncements” to our condensed consolidated financial statements contained in this Half Year Report.

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 53 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 3. Quantitative and Qualitative Disclosures About Market Risk. Foreign currency exchange risk The Company’s wholly-owned subsidiaries, DBL, DBMS NZ, DBG and DBA, utilize the British Pound Sterling (GBP), New Zealand Dollar (NZD), Euro (EUR), and Australian Dollar (AUD), respectively, as their functional currencies. Assets and liabilities of these sub-sidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate compo-nent of accumulated other comprehensive income or loss. The functional currency of the Company’s Singapore subsidiary is the U.S. dollar. Transactions in foreign currencies are reported at the rates of exchange at the transac-tion date. Assets and liabilities are translated at the rates of exchange in effect at the bal-ance sheet date. All differences are recorded in results of operations. Interest Rate Sensitivity We had cash and cash equivalents totaling $64.3 million at June 30, 2015. This amount was invested primarily in money market funds and government securities. Cash and cash equivalents are held for general corporate purposes including possible acquisitions of, or investments in, services or technologies, working capital and capital expenditures. Our investments are made for capital preservation purposes. We do not enter into invest-ments for trading or speculative purposes. 2015

54 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 4. Controls and Procedures. Introduction As disclosed in Item 9A of our 2014 Form 10-K, we determined that since the material weaknesses in existence at December 31, 2013 relating to the Company’s accounting and financial reporting control environment, ineffective control activities relating to the use of spreadsheets, and the design and maintenance of controls surrounding taxes, have not been fully remediated, the Company’s disclosure controls and procedures were not effective as of December 31, 2014. (a) Evaluation of disclosure controls and procedures. Disclosure controls and procedures, as deﬁned in Rules 13a-15(e) and 15d-15(e) under the Exchange Act are controls and other procedures designed to ensure that information required to be disclosed in reports ﬁled or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods speciﬁed by the rules and forms promulgated by the SEC. Disclosure controls and procedures include, without limi-tation, controls and procedures designed to ensure that such information is accumulated and communicated to management, including the chief executive officer and the chief ﬁnancial officer, as appropriate, to allow timely decisions regarding required disclosure. In connection with the preparation of this Half Year Report, we evaluated, as of June 30, 2015, under the supervision of and with participation from our management, including our Chief Executive Officer and Interim Chief Financial Officer, the effectiveness of our disclosure controls and procedures. Based upon such evaluation, our Chief Executive Officer and Interim Chief Financial Officer have concluded that, because of the material weaknesses in our internal control over financial reporting described in the 2014 Form 10-K, which material weaknesses have not been fully remediated as of June 30, 2015, our disclosure controls and procedures were not effective as of June 30, 2015. (b) Changes in Internal Controls. The Company is committed to improving its overall control environment and ﬁnancial reporting processes. As part of this commitment, the Company has been actively engaged in the implementation of remediation efforts to address the continuing material weaknesses in existence as of December 31, 2014. The Company continued to implement its remedial plan during the ﬁscal quarter ended June 30, 2015, as described below: Accounting and Financial Reporting Control Environment. Measures taken during the ﬁscal quarter ended June 30, 2015 to address this material weakness included the continued effort

2015 • DILIGENT CORPORATIONHALF YEAR REPORT 55 PART I. FINANCIAL INFORMATION (UNAUDITED) CONTINUED Item 4. Controls and Procedures (continued) to improve the Company’s control environment by increasing the quality of documentation around accounting transactions and continuing our search for a Chief Financial Officer. Ineffective Control Activities Relating to Use of Spreadsheets. Measures taken during the ﬁs-cal quarter ended June 30, 2015 to address this material weakness included the continued implementation of a ﬁnancial reporting and accounting application to automate important accounting functions, including those involved in the calculation of revenue, deferred rev-enue and applicable sales tax. The Company also continued the implementation of the billing module in the ERP system and completed the implementation of an application to automate the calculation of stock based compensation expense. Implementation of the rev-enue recognition application is expected to be completed during the fourth quarter of 2015. Design and Maintenance of Controls Surrounding Taxes. Measures taken during the fis-cal quarter ended June 30, 2015 to address this material weakness included continued implementation of a financial reporting and accounting application that, when fully imple-mented, will automate functions relating to the calculation of sales taxes. The Company also continued to work with its advisors to verify where sales taxes may be payable. As of June 30, 2015 these material weaknesses have not been remediated and additional remediation measures may be required, which may require additional implementation time. We will continue to assess the effectiveness of our remediation efforts in connection with our evaluations of internal control over ﬁnancial reporting. Prior to the completion of our remedial measures, there remains risk that the processes and procedures on which we currently rely will fail to be sufficiently effective, which could result in material misstatement of our ﬁnancial position or results of operations and require a restatement. Moreover, because of the inher-ent limitations in all control systems, no evaluation of controls, even where we conclude the controls are operating effectively, can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individ-ual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assump-tions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, our control systems, as we develop them, may become inadequate because of changes in con-ditions, or the degree of compliance with the policies or procedures may deteriorate.

56 DILIGENT CORPORATIONHALF YEAR REPORT • 2015 PART II OTHER INFORMATION Item 1. Legal Proceedings. The Company is not a party to any material legal proceeding required to be disclosed under Item 103 of Regulation S-K. Item 1A. Risk Factors. An investment in our common stock is subject to risks inherent in our business. There have been no material changes to the risk factors previously disclosed in Part I, Item 1A. of our 2014 Form 10-K. Before making an investment decision, you should carefully con-sider the risks and uncertainties described in the Company’s 2014 Form 10-K together with all of the other information included in this report and in our other public filings. In addition to the risks and uncertainties described in the 2014 Form 10-K, other risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and results of oper-ations. If any of the risks and uncertainties described in the 2014 Form 10-K, or if any oth-er risks and uncertainties, actually occurs, our business, financial condition or operating results could be harmed substantially, which could cause the market price of our stock to decline, perhaps significantly. Item 2. Unregistered Sales of Equity Securities and Use of Proceeds. During the six months ended June 30, 2015, the Company did not issue any unregistered securities. Item 3. Defaults Upon Senior Securities. Not applicable. Item 4. Mine Safety Disclosures. Not applicable. Item 5. Other Information. Not applicable. Item 6. Exhibits.

0 [29 [290 [290 [290 [29[29 0 0 0 [290

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